                                                                    EXHIBIT 4.20




















--------------------------------------------------------------------------------

                              UNION-TRANSPORT INC.

                              SHARE INCENTIVE PLAN

--------------------------------------------------------------------------------















                    amended and restated as of 30 April 2002

                              Maitland & Co, Dublin
                                16, Windsor Place

                                    Dublin 2
                                      Eires
                            Tel: [+353] (01) 663 5800
                           Fax: [(+353] (01) 663 5801
                         (UTSIP300402amended&restated)

INDEX

CLAUSE                                                                     PAGE
                                                                           ----
1.      Interpretation                                                       1

2.      Establishment of Plan                                                2

3.      Administration                                                       2

4.      Appointment and Removal of Trustees                                  2

5.      Accounts                                                             3

6.      Expenses                                                             3

7.      Proceedings of Trustees                                              4

8.      Protection of Trustees                                               4

9.      Admission of Group Companies                                         5

10.     Liquidation of the Company                                           6

11.     Covenants                                                            7

12.     Notices                                                              7

13.     Governing Law, Forum, and Place of Administration and Power to       7
        Change Same

THE SCHEDULE

THE RULES OF THE PLAN

                                                                           PAGE
                                                                           ----
1.      Definitions                                                          9

2.      Purpose                                                             12

3.      Eligibility                                                         12

4.      Conditions - General                                                12

5.      Conditions Applicable to Offers                                     13

6.      Disputes                                                            21

7.      Amendment of the plan                                               21

8.      Administration                                                      21

9.      Profit and Losses                                                   22

10.     Duration of Plan                                                    22

11.     Listing of Shares                                                   22

12.     Summary in Annual Report                                            22

13.     Notices                                                             22

THIS TRUST is made the 3rd day of December 1997 BETWEEN:

(1) UTi WORLDWIDE INC., ("UTiW") formerly UNION-TRANSPORT INC) whose registered office is situate at 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands ("the Company") and

(2) Mr Derek Arnold Jacobs (who has since resigned in favour of Mr Simon Stubbings as trustee), Mr Rory Charles Kerr and Mr Christopher Paul Spencer ("the Original Trustees") (referred to hereinafter as "the Trustees")

and will be known as the Union-Transport Share Incentive Plan ("the Plan").

WHEREAS:

(A) The Company wishes to establish a share incentive plan for the benefit of the employees of the Union-Transport Group ("the Plan") for the purpose set out in Rule 2 of the rules of the Plan ("the Rules") which are contained in the schedule hereto and are intended to form part of the Plan.

(B) The Company has appointed the Original Trustees to be the first Trustees of the Plan and the Original Trustees have agreed to so act.

(C) In 2000, UTiW transferred its stock exchange listing from the Luxembourg Stock Exchange to the Nasdaq stock market and adopted a new share incentive plan, the UTi Worldwide Inc. 2000 Stock Option Plan. It is therefore considered it appropriate for the Plan to be amended and restated so as bring its provisions into greater harmony with those of the 2000 Stock Option Plan, thus enhancing a better understanding among participants and achieving a more effective application of the Plan for their benefit. Accordingly, the Trustees, upon the recommendation of the Company and with the Necessary Consent (as defined in 2.1), and having taken due account of the above considerations hereby amend and restate the provisions of the Plan as set out hereafter PROVIDED THAT to the extent that any amended and restated provision of the Plan shall alter, impair or otherwise adversely affect the rights of any Participant in respect of any Grants made and accepted or Options exercised prior to the date of such amendment and restatement, such provision shall, without the consent of the Participant concerned, have no effect as against such Participant in respect of such prior Grants or Options.

      NOW THIS DEED WITNESSES and it is hereby declared as follows:

1.    Interpretation

      The provisions of Rule 1 ("Definitions") of the Rules shall apply to this Deed and expressions defined in Rule 1 of the Rules shall have the same meanings where used in this Deed.

2.    Establishment of Plan

      2.1 The Company hereby establishes the Plan (to which the Rules, approved by the Company as of 27 August 1997 in substantially the same form, under irrevocable trusts (subject to alteration as hereinafter provided) as on and from the date hereof.

      2.2   The Plan (and Rules) shall be known as THE UTSIP ("the Plan").

      2.3 The shares to be offered in terms of the Plan shall be vested in and held by or under the control of the Trustees and upon irrevocable trusts and with and subject to the powers and provisions of the Trust Deed.

3.    Administration

      3.1 The administration and management of the Plan shall be vested in the Trustees.

      3.2 The Trustees shall have power to employ such agents as they may, in their sole discretion, see fit in the transaction of any business of the Plan, including the payment of benefits, and any valid receipt therefor given to such agents shall be a good and sufficient discharge to the Trustees.

      3.3 The Trustees may from time to time in writing authorise any two or more persons as they shall determine jointly to draw cheques on any banking accounts or to endorse any cheque or to give receipts and discharges and every such receipt and discharge shall be as valid and effectual as if it were given by the Trustees.

4.    Appointment and Removal of Trustees

      4.1.1 There shall be at least one Trustee if a body corporate or at least two Trustees if individuals and the remainder of this Clause is subject to this proviso.

      4.1.2 The Company may by Deed appoint new or additional trustees of the Plan up to any number subject to such limit (if any) as may for the time being be imposed by law but so that any person whether an individual or a body corporate may be appointed and if appointed may act as a new or additional Trustee hereof notwithstanding that he she or it is resident outside the island of Guernsey.

      4.2 The Company may remove any Trustee from his trusteeship by serving upon such Trustee notice in writing such removal to take effect immediately upon service thereof. The Trustee on removal shall be deemed to have retired from the trust and shall forthwith execute such documents and carry out such things, if any, as may be necessary to give proper effect thereto.

      4.3 The Trustees or any of them may resign by serving upon the Company not less than one (1) month's notice in writing such resignation to take effect at the expiration of such notice. The Trustees or Trustee so resigning shall be deemed to have retired from the trust and shall forthwith execute such documents and do such things, if any, as may be necessary to give proper effect thereto.

      4.4 Any Trustee or any director or officer of any body corporate being a Trustee shall be entitled to retain any benefit to which he is beneficially entitled under the Plan.

      4.5 No decision of the Trustees shall be invalidated by any personal interest of any Trustee (or any director or officer of any body corporate being a Trustee) therein but nothing in this sub-Clause shall affect any duty owed by anyone who has a direct or indirect interest in such decision to disclose that interest to the other Trustees and to the Company.

5.    Accounts

      5.1 The Trustees shall cause proper accounts and records to be kept for the purposes of the Plan.

      5.2 The accounts of the Plan shall be prepared regularly and may be audited by an auditor qualified to act as such who if appointed shall report in writing to the Trustees the result of the audit.

      5.3 The Trustees shall appoint and remove such auditor with the consent of the Company and the Trustees, the Company and the auditor shall, and where appropriate, the Company shall procure that the relevant Group company shall comply with the requirements of the Occupational Pension Schemes (Auditors) Regulations 1987 of the United Kingdom as to changes of auditor, the disclosure of information to the auditor and other matters.

6.    Expenses

      6.1 Any Trustee or any director or officer of a body corporate being a Trustee who is engaged in any profession or business shall be entitled directly or indirectly to be paid all usual professional or other charges and to retain all usual commissions for work or business done or transacted by or through him or his firm in connection with the trusts of the Plan whether in the ordinary course of his profession or business or not and whether or not of a nature requiring the employment of such professional or business person.

      6.2 Any body corporate which is a trustee of the Plan shall be entitled to charge and be paid such remuneration for its services as shall from time to time be agreed between such body corporate and the Company.

7.    Proceedings of Trustees

      Unless and until a body corporate is appointed as a sole Trustee of the
Plan:

      7.1   all decisions of the Trustees must be unanimous;

      7.2 a resolution in writing signed by all the Trustees shall be as valid and effective as if it had been passed at a meeting of the Trustees duly convened and held and any such resolution may be signed in one or more counterparts and by Trustees on separate counterparts, each of which when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument;

      7.3 any documents (other than Deeds) requiring to be signed by the Trustees may be signed by any two of them with the authority of and on behalf of them all.

8.    Protection of Trustees

      8.1 The Trustees may act on the advice or opinion of any actuary, accountant, lawyer, surveyor, stockbroker or other professional person or expert employed or instructed by them or by any of the Employers and on the advice of any medical man employed or consulted by the Trustees or by any Group company or by any person applying for or in receipt of any pension or benefit; and shall not be liable for any loss thereby occasioned.

      8.2 No Trustee and no director or officer of any body corporate being a Trustee shall be liable for loss occasioned by any act or omission on the part of himself or any of his co-Trustees or any agent or servant employed by him or by any of his co-Trustees (whether or not such employment was strictly necessary or expedient) unless such loss was attributable to his personal dishonesty or to the wilful commission by him personally of a positive act consciously known by him to constitute a breach of trust.

      8.3 Should any provision contained in Clause 8 be held to be invalid under any applicable Statute or rule of law and if any Trustee hereof (or any director or officer of any body corporate being a trustee hereof), thereby becomes liable to any loss or damage which would otherwise have been excluded, then in addition to all indemnities conferred upon trustees generally by law, the Group companies hereby jointly and severally covenant to indemnify and keep indemnified each such Trustee or other person against all actions claims demands costs and expenses arising in respect thereof or in connection therewith.

      8.4 If a Trustee ceases to be a Trustee hereof or becomes for any reason incapable of acting as a Trustee hereof such Trustee shall be released from all claims demands actions proceedings and accounts of any kind on the part of any person (whether in existence or not) actually or prospectively interested under this Plan other than and except only for actions:

      8.4.1 resulting from or arising out of or in connection with any fraud or breach of trust to which such Trustee or (in the case of a corporate Trustee any of its officers or employees) was a party or privy;

      8.4.2 to recover from such Trustee property held under the terms of the Plan or the proceeds of such property in the possession of such Trustee or previously received by such Trustee (or in the case of a corporate Trustee by any of its officers or employees) and converted to his own use.

      8.5 The Trustees shall be under no liability or duty to see that any contributions or other moneys payable under the Plan to them or as they shall direct are in fact paid.

      8.6 The Trustees shall not be obliged to institute, maintain or defend any legal proceedings in relation to the Plan but may do so if they in their absolute discretion think fit.

9.    Admission of Group Companies

      9.1 The Company may invite any corporate body being a subsidiary of or associated in business with the Company to participate in the Plan as a Group Company. Upon such corporate body covenanting with the Trustees to be bound by the Trust Deed and to pay to the Plan all contributions as may from time to time be agreed between such corporate body and the Trustees, those of its employees and former employees as the corporate body shall invite, with the consent of the Company, to become members of the Plan shall become eligible as Members on the same terms as employees of the Company.

      9.2 Upon ceasing to be a subsidiary of or associated in business with the Company or upon being directed so to do by the Company a Group Company shall cease to contribute to the Plan.

10.   Liquidation of the Company

      10.1   In the event that:

      10.1.1 the Company shall enter into liquidation and another body corporate shall (whether in contemplation of or after such liquidation) enter into an agreement with the Trustees and with the Company or its liquidator to perform the obligations of the Company under the Trust Deed; or

      10.1.2 if the undertaking of the Company is acquired by or vested in any other body corporate and such other body corporate shall either enter into an agreement with the Trustees and with the Company or its liquidator or shall be bound by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise to perform the said obligations; or

      10.1.3 if the Company shall be dissolved by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise and another body corporate shall be bound by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise to perform the said obligations then and in any such event the Company shall thereby be released from all the said obligations and such other body corporate as aforesaid shall be deemed to be substituted for the Company as the person liable to perform the said obligations and the Trust Deed shall thenceforth have effect as if such other body corporate had been a party to and had executed the Trust Deed in place of the Company.

      10.2   In the event that:

      10.2.1 the Company shall enter into liquidation and if at the time of such liquidation or at any time thereafter there shall not be any such agreement as is referred to in Clause 10.1.1 and the Trustees shall be of the opinion that there is no reasonable expectation of such an agreement being concluded; or

      10.2.2 the undertaking of the Company is acquired by or vested in any body corporate and if at the time of such acquisition or at any time thereafter no such agreement as is referred to in Clause 10.1.2 and such other body corporate shall not be bound as mentioned in the said Clause 10.1.2 and the Trustees shall be of the opinion that there is no reasonable expectation of such an agreement being concluded or of any other body corporate becoming so bound; or

      10.2.3 the Company shall be dissolved in the manner referred to in Clause
             10.1.3 and if at the time of such dissolution or at any time thereafter no other body corporate shall be bound as mentioned in the said Clause
             10.1.3 and the Trustees shall be of the opinion that there is no reasonable expectation of any other body corporate becoming so bound;

      then and in any such event the Trustees may wind up the Plan or may themselves alone (without the participation of the Company) by Deed exercise the power to alter or modify any of the trusts powers and provisions of the Trust Deed conferred upon the Company by Clause 7 and may make such arrangements or enter into such agreements as they shall in their uncontrolled discretion think fit for the continuance of the Plan subject to the application (if any) of the rule against perpetuities.

11.   Covenants

      The Company and if appropriate and in respect of its period of participation in the Plan any Group Company each for its own part hereby covenants with the Trustees that it will from time to time and at all times until the determination of the trusts of the Plan and the dissolution of the Fund duly perform and observe all and singular the conditions stipulations and provisions which under the Plan ought from time to time to be performed and observed by it and shall duly and punctually pay or procure to be duly and punctually paid to the Trustees or as the Trustees shall direct all moneys which under the Plan ought so to be paid by it.

12.   Notices

      Any notice to be served hereunder on a Trustee or any other individual shall be sent by post or fax to his last known address and any notice to be served hereunder on the Company, a Group Company or any other body corporate shall be sent by post or fax to the registered office or principal place of business for the time being thereof and any notice shall be deemed to be served 7 working days after the same shall have been posted or 12 working hours after the same shall have been transmitted by fax and in proving service it shall only be necessary to prove that the notice was properly posted or faxed in accordance with the requirements of this Clause.

13.   Governing Law, Forum and Place of Administration and Power to Change Same

      13.1 The Trust Deed and the Rules shall in all respects be governed by and interpreted according to the laws of The Bailiwick of Guernsey.

      13.2 The courts of Guernsey shall be the forum for the administration of these trusts.

      13.3 Notwithstanding the provisions of subclauses 13.1 and 13.2 the Trustees shall have power (subject to the application (if any) of the rule against perpetuities) to:

      13.3.1 carry on the general administration of these trusts in any jurisdiction in the world whether or not such jurisdiction is for the time being the proper law of these trusts or the courts of such jurisdiction are for the time being the forum for the administration of these trusts and whether or not the Trustees or any of them are for the time being resident or domiciled in or otherwise connected with such jurisdiction; and

      13.3.2 declare by Deed that the interpretation of the Trust Deed and the Rules shall from the date of such Deed be subject to the law of some other state or territory in any part of the world (not being any place where any of the trust powers and provisions declared and contained in this Deed would not be enforceable or effective under its law or the trusts hereof would not be irrevocable) PROVIDED that each time such a Deed takes effect the Trustees shall be at liberty to make such alterations or additions to the terms powers and provisions of the Plan as the Trustees may consider necessary or desirable to ensure that the terms powers and provisions of the Plan shall (with those alterations and additions) be as valid and effective as if they were made before the Deed took effect.

      IN WITNESS whereof this document is executed as amended and restated as of 30 April 2002.

      THE COMPANY                     )   /s/  Roger I. MacFarlane
                                          --------------------------------------
                                          Chief Executive Officer/
                                          Director



      RORY CHARLES KERR

      who hereunto                    )

      affixed his personal seal       )   /s/  Rory C. Kerr
                                          --------------------------------------
                                      )   R.C.Kerr/Authorised
                                          Signatory

                                                     HIS SEAL

                                  THE SCHEDULE

                              The Rules of the Plan

Adopted by resolution of shareholders of the company passed on 27 August 1997.

1.   Definitions

     In this deed, unless inconsistent with the context -

     1.1 the following words and expressions shall have the following meanings -

           "auditors"              the auditors for the time being of the
                                   company;

           "capitalization issue"  the issue of shares on a capitalisation of the company's profits and/or reserves
                                   (including the share premium account and/or the capital redemption reserve fund);

           "capitalization share"  a fully paid share allotted in a
                                   capitalisation issue by the company;

           "the company"           UTi Worldwide Inc., (formerly
                                   Union-Transport Inc.);

           "the directors"         the Board of Directors of UTi Worldwide Inc.;

           "employee"              anyone (including a salaried director)
                                   employed in a full time capacity by a Group company and who has not given or been given notice to leave the Group;

           "Group" the company, its direct and indirect subsidiaries and such other company which is not a subsidiary but which the company directly or indirectly controls and the term "Group company" means the company and any such company;

           "offer" an offer made to an offeree to purchase shares in terms of the plan;

           "offeree"               an employee, or any personal entity
                                   nominated by an employee pursuant to 5.10 hereof, nominated in terms of the provisions of the plan to receive an offer;

           "the offer date"        the date on which an offer is made to an
                                   offeree in terms of the plan;

            "offer price"           an amount fixed by the directors, which
                                    shall be not less than the lower of USD 9.69 per share (this being the number resulting from the 1 for 7.63 combination of shares which occurred on October 18, 2000 in connection with the Company's listing on the Nasdaq Stock Market, Inc. ("Nasdaq") (which number was originally USD 1.27 per Union-Transport Inc share prior to the combination of shares and listing on the Nasdaq)) and the last sale price on the date of offer, or if no sale occurred on that date, the last sale price on the business day immediately prior to the date of offer, or, if no sale occurred on such date, then the mean between the highest bid and lowest asked prices as of the close of business on the business day immediately prior to the date of offer, as reported on the Nasdaq, for so long as the Plan Shares are traded on the National Market System (the "NMS") of
                                    The Nasdaq; provided that the amount shall in no event be lower than the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company) and, in the case of a share acquired by a participant in terms of a rights offer, the subscription price of such share; and provided further that if the Shares are listed although not traded on the NMS but are otherwise traded over-the-counter in the United States, the mean between the highest bid and lowest asked prices quoted on Nasdaq as of the close of business on the date of valuation, or, if on such day such Shares are not quoted in Nasdaq, the mean between the representative bid and asked prices on such date in the United States over-the-counter market as reported by the OTC Bulletin Board or the National Quotation Bureau, Inc., or any similar successor organization;

                                    If neither of the above clauses applies but the listing of the Plan Shares on the Nasdaq is not suspended, the Offer Price shall be determined by the Trustees in good faith after consultation with the Liaison Committee. Such determination shall be conclusive and binding on all persons.

            "participant"           an offeree who has accepted and has notified
                                    the secretary that he accepts an offer with effect from the offer date and, where required by the context his heirs, executors, administrators or trustees in bankruptcy or personal entity.

            "personal entity"       a family trust, discretionary or otherwise
                                    established by or at the instance of the employee for the benefit of himself and his immediate family;

            "the plan"              the plan, to be known as "the
                                    Union-Transport Share Incentive Plan" or as the UTi - UTISIP", set out in this deed, as may be amended from time to time in terms of clause 7;

            "the purchase date"     the date on which an offer is accepted by an
                                    offeree pursuant to the plan;

            "the record date"       the close of business on the day the
                                    register of the company will be closed to determine entitlement to participate in a rights offer or capitalisation issue, as the case may be;

            "rights offer"          the offer of any securities of the company
                                    or of any other body corporate to all
                                    holders of equity shares pro rata to their holdings at the record date;

            "the secretary"         the secretary of the company for the time
                                    being;


            "share" an ordinary share in the capital of the company and any shares offered by way of a capitalisation issue or a rights offer;

            "trustees"              the trustees for the time being of the
                                    Union-Transport Share Incentive Trust,
                                    established by the company by instrument dated 3 December 1997;


      1.2   Words importing -

            1.2.1 the singular shall include the plural and vice versa;

            1.2.2 any gender shall include any other gender;

            1.2.3 natural persons shall include bodies corporate and personal entities nominated pursuant to 5.10 hereof and vice versa.

      1.3 The plan shall be governed by the laws of the Bailiwick of Guernsey, Channel Islands.

2.    Purpose

      The plan is intended as an incentive to employees, including salaried directors, of the Group to identify themselves more closely with the activities of the Group and to promote its continued growth by giving them the opportunity of acquiring shares in the company.

3.    Eligibility

      3.1 Employees shall be eligible to and shall participate in the plan only if and to the extent that offers are made to and are accepted by them in terms of this instrument.

      3.2 The directors in their sole discretion may from time to time direct the trustees to offer shares to specified employees. The shares to be offered will be shares to be subscribed for or purchased by the trustees.

4.    Conditions - General

      4.1 No offer shall be made to an offeree under the plan in respect of a number of shares which, together with any plan shares then held by the participant at that date, would exceed 131,061 ordinary shares which number represents the original 1,000,000 share limit as adjusted for the 1 for 7.63 combination of shares which occurred on October 18, 2000.

      4.2 The maximum number of shares which may be issued or transferred in terms of the plan shall be limited to 131,061 ordinary shares of the company (which number represents the 1,000,000 ordinary shares originally reserved for issuance under the plan as adjusted for the 1 for 7.63 combination of shares which occurred on October 18,
            2000), but shares repurchased by the trustees pursuant to the plan, cancelled or the rights to which have lapsed and shares released to participants, shall not be included in determining that maximum.

      4.3 The limit set out in 4.1 shall be adjusted in such manner as the auditors shall certify to be appropriate as a result of -

            4.3.1 the sub-division or consolidation of shares; or

            4.3.2 the issue of additional shares whether by way of a
                  capitalisation issue or a rights offer.

5.    Conditions applicable to offers

      5.1   General provisions

      An offer --

            5.1.1 shall be subject to and governed by the provisions of this deed;

            5.1.2 shall be personal to the offeree to whom it is addressed, and may only be accepted by and, subject to 5.10 hereof, may not be ceded or assigned by him;

            5.1.3 shall be an offer to sell to the offeree, for issue or transfer to and for registration in his name, the number of shares specified by the directors at the offer price, payable in terms of the plan, against a pledge of the shares by the offeree in favour of the trustees, as security for his indebtedness. Each offer shall be accompanied by a form of acceptance, a pledge and a cession or assignment and mandate (in such form as may be prescribed by the directors);

            5.1.4 shall be accepted by notice in writing delivered to the secretary, together with the forms of acceptance, pledge and cession and mandate duly completed by the offeree within 21 days of the offer date, provided that failure to accept the offer by that date shall cause the offer to lapse without compensation;

            5.1.5 may be accepted in part (but only for 10 shares or multiples of 10 shares) or in full.

      5.2   Whole contract

            An offer and acceptance pursuant to the plan shall constitute the whole contract between the trustees and a participant, provided that, if a participant shall leave the employ of the Group, all terms of the participant's employment contract or contracts which survive the termination of the participant's employ, shall remain in force and effect and such participant's rights under the plan shall be read subject thereto.

      5.3   Trustees to subscribe for or purchase shares

            The trustees shall in respect of shares for which there has been a valid acceptance of an offer:

            5.3.1 where necessary subscribe for or purchase and pay for those shares; and

            5.3.2 procure the issue or the transfer of those shares to the participant;

            and the offer price of the shares so accepted shall be deemed to be a loan by the trustees to the participant and subject to repayment in terms of the plan.

      5.4   Interest

            The directors shall in the case of an offer which has been accepted, if and whenever they may in their discretion deem it necessary or advisable, be entitled to require that the participant pays interest on his indebtedness to the trustees at such rate during such period or periods and payable at such time or times as the trustees may decide. In exercising this discretion, the trustees shall give the participant twenty one (21) days' notice in writing of both the requirement to pay interest and the percentage of interest that is to be charged.

      5.5   Dividends

            A participant in the case of an offer which has been accepted shall be deemed to have authorised payment to the trustees of any dividends payable in respect of his shares. In the event of the directors exercising their discretion in terms of 5.4 hereof, such dividends will be applied by the trustees to the interest due on the moneys borrowed by the participant in respect of the acquisition of the shares acquired and held by the participant pursuant to the plan.

      5.6   Payment for shares by participant

            Subject to the provisions of 5.4 and 5.7 payments to the trustees in respect of the indebtedness of a participant shall be appropriated firstly towards reduction or settlement of such indebtedness arising out of the first offer and acceptance of shares, and thereafter in reduction or settlement of any such indebtedness arising out of subsequent offers and acceptances of shares, in chronological order. Payment of the offer price shall be made in full to the trustees, subject to the provisions of 5.13 hereof, failing which such offer shall lapse without compensation.

      5.7   Release of shares to participant

            5.7.1 Shares offered and accepted pursuant to the plan shall be registered in the name of the participant but shall be held in pledge by the trustees until they qualify for release.

            5.7.2 As and when the capital indebtedness of a participant is paid to the trustees in full, the trustees shall release the shares, or the corresponding number of shares to him.

            5.7.3 Except where the directors of the company in their absolute discretion otherwise decide, a participant shall not be entitled to have his shares released except on a cumulative basis to an extent not exceeding one quarter of his shares on 31 December following the third anniversary of the purchase date, and thereafter one quarter on each following 31 December.

            5.7.4 Notwithstanding the provisions of this clause the directors of the company may in writing direct the trustees to release at any time, to such participants as are specified by them, up to such number of shares as may be specified by them, against payment by the participant of his full indebtedness in respect of the shares to be released.

      5.8   Rights offer

            In the event of a rights offer by the company to its shareholders of any shares for subscription ("rights offer shares"), then -

            5.8.1 letters of allotment issued by the trustees to the participant in respect of rights offer shares shall be delivered, within a period of fourteen (14) days after the issue to the participant of those letters of allotment, by the participant to the trustees, and shall be accompanied by a notice in writing, from the participant, indicating either his intention to take up his rights offer shares, pursuant to the provisions of 5.8.2 or 5.8.3, or renouncing his entitlement to those rights offer shares in favour of the trustees pursuant to
                  5.8.4. Subject to the directors' discretion to extend this notice period, failure by the participant to give such notice within fourteen (14) days shall cause the rights offer shares to lapse without compensation.

            5.8.2 if a participant wishes to accept the rights offer on the basis that the rights offer shares taken up by him are regarded as having been released from the provisions of the plan, he may do so if he pays the subscription price in full out of his own funds;

            5.8.3 if a participant wishes to accept the rights offer on the basis that the rights offer shares taken up by him are regarded as shares purchased by him pursuant to the plan and, provided the directors agree to fund through the trustees the subscription of rights offer shares of all participants to the extent to which they wish to participate in that rights offer pursuant to this 5.8.3, the following provisions will apply:

                  5.8.3.1 the participant shall, for no consideration, cede or assign and transfer to the trustees his right to subscribe for the rights offer shares, insofar as those rights relate to shares purchased by him pursuant to the plan, and the trustees shall subscribe for the appropriate number of rights offer shares, at the subscription price, for allotment and issue to and registration in the name of the participant, who they shall be obliged to purchase them from the trustees, at the subscription price;

                  5.8.3.2 the rights offer shares shall be deemed to be shares sold to a participant pursuant to the plan and the purchase price of those shares shall be included in the indebtedness of the participant to the trustees;

                  5.8.3.3 the rights offer shares shall be dealt with as if they had been part of the offer and acceptance of the original shares purchased under the plan to which they relate, and they shall also be pledged to the trustees as security for the indebtedness of the participant;

                  5.8.3.4 the participant shall execute all documents which may be necessary for the purpose of implementing the provisions of this clause 5.8;

            5.8.4 to the extent to which the participant does not wish to accept the rights offer he shall renounce his right to subscribe for any rights offer shares free of charge in favour of the trustees, who shall endeavour to dispose of the rights offer shares at the subscription price for such shares, and shall set off the proceeds of that disposal against the participant's indebtedness to the trustees.

      5.9   Capitalisation issue

            In the event of the allotment and issue of any shares by the company to its shareholders by way of capitalisation issue, where capitalisation shares accrue in respect of shares acquired by acceptance of offers by a participant as have not been released to him, such capitalisation shares shall be registered in the name of the participant and although credited as fully paid, shall be held in pledge by the trustees as shares acquired and not released pursuant to the plan. Only when, and in proportion to, those shares in respect of which the capitalisation shares were issued have been paid in full, will the capitalisation shares be released. If the trustees re- purchase any shares in terms of 5.11, 5.12 or 5.13, any capitalisation shares issued in respect of those shares shall simultaneously be acquired by the trustees without payment of any additional consideration.

      5.10  Restriction on pledging plan shares

            A participant shall not be entitled to pledge (except to the trustees, as provided in this deed), cede, assign or transfer or otherwise encumber any of his plan shares, or any rights in respect of his plan shares, until those shares shall have been released by the trustees as provided in 5.7; but these restrictions will not prohibit a participant from ceding, assigning or transferring any rights which he may have in respect of plan shares to a personal entity, provided he remains personally liable for his obligations in respect of those shares.

      5.11  Death or retirement of participant

            If a participant:

            5.11.1 dies, prior to the release of all his shares under the plan, then his estate shall, during a period of one year from the date of death, have the right to the release of all such shares or such lesser number as his executors may nominate, provided the indebtedness outstanding in respect of the shares which are so nominated to be released has been discharged.

            5.11.2 retires on or after the earliest date of retirement permitted in terms of the rules of the Company's pension fund, then he shall have the right during a period of one year from the date of his retirement to the release of all his shares under the plan or such lesser number as he may nominate, provided he has discharged the indebtedness outstanding in respect of the shares to be released.

                   Provided that, at the end of the period of one (1) year from the date of death or from the date of his retirement or sooner if so requested by the participant or the participant's deceased estate or his personal entity, as the case may be, the trustees shall be entitled, obliged and authorised to re-purchase from the participant or the participant's deceased estate or his personal entity, who shall be obliged to sell, at the offer price, those shares of a participant acquired pursuant to the plan which have not been released, and to offset the participant's indebtedness against the purchase price payable by the trustees.

      5.12  Disability of Employee

            If an Employee's employment or service with the Company ceases by reason of the Employee's Disability, the participant concerned shall have the right, at any time within twelve (12) months after such cessation by reason of Disability, but only to the extent that, at the date of such cessation, the participant's rights had vested, to pay the trustees such amount as may be owing in respect of the Plan Shares and thereby effect their release from pledge

      5.13  Leaving the employ of the Company

            If an Employee or participant is dismissed or leaves the service of the Group, for any reason, with or without cause, other than because of retirement on or after the earliest date of retirement permitted in terms of the rules of the applicable Group company's pension fund, or if the estate of a participant is sequestrated, whether provisionally or finally, the directors shall instruct the trustees to re-purchase from the participant (or from his personal entity or insolvent estate, as the case may be) who shall be obliged to re-sell to the trustees, any unreleased shares at the offer price, which will be set off against the participant's indebtedness to the trust, immediately on the participant receiving or giving notice that his employment with the Group is being terminated.

            The directors may, at their sole discretion, waive the instruction to the trustees and allow the participant to have his unreleased shares under the plan released on the terms and conditions agreed upon in any settlement agreement between the participant and the Group.

      5.14  If participant does not pay indebtedness

            If, on the expiry of seven (7) years from the purchase date, a participant has not paid his indebtedness to the trustees in full, then the trustees shall be entitled, obliged and authorised to call upon him in writing to do so within 30 days after the date of that request, and if the participant fails to comply with the request, or pays only a portion of the amount owing then that participant's rights to the relevant shares acquired by him pursuant to the plan will lapse without compensation. The trustees shall not be entitled to take proceedings against the participant for recovery of the indebtedness, but shall be entitled, obliged and authorised to re-purchase from him or from his personal entity or deceased estate, as the case may be, and he or they will be obliged to sell to the trustees at the offer price, the shares acquired by him pursuant to the plan in respect of which the indebtedness is outstanding, within the period of thirty (30) days referred to and to off set his indebtedness against the purchase price of those shares.

      5.15  Repurchased shares

            In any of the events referred to in 5.12, 5.13 and 5.14, shares repurchased by the trustees will be transferred in terms of the plan directly to other participants, or will be held by the trustees for subsequent sale to future participants or otherwise dealt with, subject to the requirements of the Nasdaq Stock Market, as the directors in their discretion may direct, but if repurchased shares are again offered to the same participant at a more favourable price, then the number of the shares so offered shall be included in determining the maximum number of shares which may be issued or transferred pursuant to the plan and pursuant to 4.2 hereof.

      5.16  Authority of trustees to sign documents

            The trustees will be deemed to have been irrevocably authorised to sign on behalf of a participant (or the personal entity or the deceased or insolvent estate of a participant, as the case may be) obliged to sell any shares to the trustees in terms of the plan, the appropriate agreement of sale and purchase (in a form prescribed by the directors) and the necessary transfer of those shares.

      5.17  Securities Law Requirements

            5.17.1 Legality of Issuance

                   No Shares shall be issued upon the acceptance of any offer unless and until the Company has determined that:

                   A. it and the participant have taken all actions required to register the offer and sale of the Plan Shares under all applicable securities laws, including the Securities Act, or to perfect an exemption from the registration requirements thereof;

                   B. any applicable listing requirement of any stock exchange on which the Shares are listed has been satisfied; and

                   C. any other applicable provision of law has been satisfied.

            5.17.2 Restrictions on Transfer

                   Regardless of whether the offering and sale of Shares under the Plan has been registered under the Securities Act or has been registered or qualified under the securities laws of any country, the Company may impose restrictions upon the offer of Shares of Options and the sale, pledge or other transfer of Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any country or any other law. In the event that the sale of Shares under the Plan is not registered under the Securities Act or the securities law of any other country, but exemptions are available which require that the participant make various representations and warranties, the Company may require such representations and warranties from the participant as are deemed necessary or appropriate by the Company and its counsel as a condition precedent to offering or issuing any Shares. To the extent that restrictive legends or other notations are required with regard to any Shares, the Company shall be entitled to put such legends or notations as appropriate in its register of members and, to the extent that the certificates are issued representing such Shares, the Company shall be entitled to place such restrictive legends and notations as are deemed necessary or appropriate by the Company and its counsel in order to comply with any applicable law. In the event the sale of the Shares is not registered under the Securities Act, to the extent the Company and its counsel deem it advisable, the Shares shall bear the following restrictive legend:

                   "THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). ANY TRANSFER OR PLEDGE OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER OR PLEDGE TO COMPLY WITH THE ACT."

                   Any determination by the Company and its counsel in connection with any of the matters set forth in this clause
                   5.17.2 shall be conclusive and binding on all persons.

                   The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act, the securities laws of any country or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under the Plan to comply with any law.

                   If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

      5.18  Shares ceasing to be shares pursuant to the plan

            For the purpose of the plan, shares shall cease to be shares pursuant to the plan:

            5.18.1 when they are released in terms of 5.7 hereof; or

            5.18.2 when they are rights offer shares taken up in terms of 5.8.2 hereof; or

            5.18.3 when they are released in the event of participants retiring, dying or leaving the employ of the company in terms of 5.11 and 5.12 hereof; or

            5.18.4 when they are re-purchased by the trustees pursuant to the plan.

6.    Disputes

      Any dispute arising under the plan shall be referred for decision to the auditors, who shall act as experts, and not as arbitrators, and whose decision shall be final and binding.

7.    Amendment of the plan

      The directors may, from time to time, subject to the approval of any stock exchange on which the shares are listed, by resolution, amend all or any of the provisions of the plan (whether retrospectively or otherwise), but no amendment shall adversely affect the rights of any participant or his personal entity or deceased estate, as the case may by, in respect of released shares pursuant to the plan, and no amendment affecting the total number of shares subject to the plan or the maximum number of shares which may be allocated to any one participant shall be made unless approved by the members of the company in general meeting.

8.    Administration

      The Group companies will bear all costs of and incidental to the implementation and administration of the plan, including any stamp duty payable in respect of the issue or transfer of any shares, in proportion to the number of shares pursuant to the plan held by their respective employees or their personal entities or deceased estates, as the case may be, from time to time and will, from time to time, as and when necessary, provide the trustees with all requisite funds and facilities. The company will provide all secretarial, accounting administrative, legal and financial advice and services, office accommodation, stationery and so forth, to enable the trustees to properly and efficiently perform their duties and functions in terms of the plan.

9.    Profit and Losses

      The Group companies will bear any losses sustained, and be entitled to any profits made by the trustees relating to shares pursuant to the plan issued to their respective employees or assigned and transferred to their personal entities or acquired by their deceased estate as the case may be.

10.   Duration of the plan

      The plan shall continue for such period as it may be lawful for the Plan to continue or otherwise until the expiration of a period of one hundred years from the date of establishment of the Plan unless earlier terminated by a resolution of the directors or by a resolution of the company in general meeting, but that termination shall not affect or modify any existing rights or obligations of participants, their personal entities or deceased estate, as the case may be, and the trustees shall continue to administer the plan for so long as may be necessary to give effect to those rights and obligations.

11.   Listing of shares

      The directors shall, on registration of any shares in the name of the trustees, a participant or his personal entity or deceased estate, as the case may be, make application for a listing, quotation and permission to deal in such shares, on any stock exchange or stock market on which the shares are listed.

12.   Summary in annual report

      A summary of the number of shares issued as at the beginning of the financial year, the number of shares issued during the financial year and the balance of shares available for issue pursuant to the plan as at the financial year end, shall be included in each annual report to members of the company.

13.   Notices

      Any notification or other notice in writing which the trustees are required to give or may wish to give to any participant or employee in relation to the plan, shall be sufficiently given if delivered to the participant or employee by hand or sent by mail by prepaid cover addressed to the participant or employee at the last address known to the trustees as being the address of the participant or employee. Any certificate, notification or other notice in writing required to be given to the trustees shall be properly given if sent by telefax (and confirmed by mail) to or delivered to the trustees at: --

      C.P. SPENCER
      c/o Praxis Trustees Limited
      P.O. Box 296
      Suites 13 & 15
      Sarnia House, Le Truchot
      St. Peter Port, Guernsey,
      GY1 4NA, Channel Islands;

      Tel: +44 1481 727 927
      Fax: +44 1481 710 511           OR AT:

      MAITLAND MANAGEMENT SERVICES SA
      6, rue Adolphe Fischer
      L-1520 Luxembourg
      B.P.1361
      l-1013 Luxembourg
      (Attention : M.K.Becker/S.O'Connor)
      Tel: +352 40 25 05 -- 1
      Fax: +352 40 25 05 -- 66